EXHIBIT 99.1

Press Release

Contacts:
Roger G. Stoll, Ph.D.	Jane Lin/Dian Griesel, Ph.D.
Chairman, President and CEO	The Investor Relations Group
Cortex Pharmaceuticals, Inc.	(212) 825-3210
(949) 727-3157

AMPAKINE® Fixed-Dose CX516 Cross National Study of Mild

Cognitive Impairment (MCI) Fails to Meet Primary Endpoint

Drug Potency and Half-life Appeared Inadequate For MCI Study

IRVINE, CA (February 17, 2004) Cortex Pharmaceuticals, Inc. (AMEX: COR) and Les Laboratoires Servier jointly announced that the cross national MCI study with a fixed dose of CX516 versus placebo failed to meet the study’s primary endpoint, improvements in the 15- item word list delayed recall. However, a subset review of the patients with the worst baseline memory impairment (the worst 25% of the patient population), showed substantial improvement with CX516 versus placebo on the 15- item word list delayed recall test. In part, since MCI covers a broad range of memory impairment, including patients who demonstrate very little impairment to those with substantial impairment, it was much more difficult to get statistical improvements after just one month of treatment. A review of the safety data showed a significant difference in patient withdrawals in the active treatment group, primarily due to gastrointestinal side effects, when compared to the placebo group. While there were a substantial number of adverse events in the active treatment group, there were no treatment-related serious adverse events in either the placebo or CX516 groups.

“Both Servier and Cortex are naturally disappointed by the results, but for CX516, with a half-life of less than one hour and very low potency, the primary endpoint for this study proved to be a very tough hurdle,” stated Roger G. Stoll, Ph.D., Chairman, President and Chief Executive Officer of Cortex. This opinion was reinforced by Laurent Perret, M.D., Ph.D., President and Executive Director of Research and Development at Les Laboratoires Servier. “Neither Cortex nor Servier view this as an indication that the AMPAKINE® technology is flawed.” Both companies have a large number of compounds with much greater potency and longer pharmacokinetic half-lives, which will be more appropriate for clinical development than CX516. Both companies are proceeding diligently with the clinical development of two other AMPAKINE® drugs, CX717 from Cortex and S-18986 from Servier. Both companies renewed their R&D collaboration during January 2004. Another licensee of Cortex, Organon NV, is proceeding with Phase II trials using another drug from Cortex’s laboratories, Org-24448, for schizophrenia.

Dr. Stoll explained that data based on a recently completed primate study by Dr. Sam Deadwyler, Professor and Vice Chairman of the Department of Physiology and Pharmacology at Wake Forest School of Medicine, suggests that CX516 did not show any significant activity in their primate behavioral model until the dose exceeded 20 mg/Kg. The MCI study was conducted at doses of approximately 12 mg/Kg. In a primate sleep deprivation study (to be published), Dr. Deadwyler required doses of 40 mg/Kg of CX516 to maximize short-term memory recall in a delayed match to sample task. This new primate data may suggest that at least three or four doses of 2000 mg of CX516, rather than the 900 mg dose administered to the MCI patients, would have been necessary for a significant improvement. Similarly, a recent clinical study that tested the ability of CX516 to reverse the effects of sleep deprivation in young healthy adult male volunteers, performed at the Medical University of South Carolina by Dr. Mark George, found no significant effects on sleep deprivation at doses below 30 mg/Kg. However, in another soon-to-be published preclinical study by Dr. Deadwyler, it would appear that with CX717, a single dose of 0.5 to 1.5 mg/Kg may be sufficient to produce an optimal response on short term memory, which would be roughly 75-100 mg per day in an elderly patient, most likely as a single dose. Meanwhile, Cortex has accelerated its development of CX717 and will be initiating clinical development of this compound beginning in the second quarter of 2004. In addition, Servier is continuing its clinical development of S-18986 and should be in Phase II by the end of this year.

About the Study

This double-blind, placebo-controlled study was the first cross-national clinical trial to evaluate the efficacy and safety of AMPAKINE CX516 in patients with MCI. There were a total of 9 investigative sites in the United States and 22 sites across France, Belgium, United Kingdom, Sweden and the Netherlands, making a total of 31 sites. One hundred seventy-five patients meeting entry criteria for MCI were randomized to receive CX516 (n = 84) or placebo (n = 91). The primary outcome measure was the change, between week four and baseline, in the number of words recalled from a 15-item list approximately 20 to 30 minutes (delayed recall) after the patients practiced learning the list.

Cortex has overall responsibility for the conduct of the trial, which was designed by a joint Cortex and Servier clinical team, in consultation with an International Scientific Advisory Committee (ISAC). A separate independent data safety monitoring board, commissioned by Cortex, monitored the safety aspects of this study in a blinded fashion for severe adverse events. The diagnostic procedures, as well as the primary and secondary outcome measures, were agreed upon by the ISAC composed of neurological experts and a prominent statistician from academic institutions in the United States and Europe. The ISAC also agreed upon the medical assessment of the study results at a recent meeting in Paris.

The majority of the study costs were funded by Servier. Initial funding was provided for by the Institute for the Study of Aging, a non-profit foundation supported by the Estee Lauder Trust. The Institute for the Study of Aging catalyzes and funds the discovery and development of new therapies to prevent and treat cognitive aging and Alzheimer’s disease.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for neurological and psychiatric disorders. The Company is pioneering a class of proprietary pharmaceuticals called AMPAKINE compounds, which act on the AMPA receptors on neurons to increase the strength of signals at connections between these brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in various neurological and psychiatric diseases. The AMPAKINE compounds are currently being evaluated in pre-clinical and clinical studies for the treatment of Alzheimer’s disease, Mild Cognitive Impairment, schizophrenia, fragile X syndrome, autism and sleep deprivation effects. Cortex has alliances with N.V. Organon for the treatment of schizophrenia and depression and with Les Laboratoires Servier for the development of AMPAKINE compounds to treat the neurodegenerative effects associated with aging and disease, including Mild Cognitive Impairment, Alzheimer’s disease and anxiety disorders. For more information, please visit http://www.cortexpharm.com/

About Les Laboratoires Servier

Servier is the largest privately-owned pharmaceutical company in France and is ranked third among French companies worldwide. Servier was founded in 1954 by Chairman, Jacques Servier, M.D., Ph.D. The Servier Group has 70 subsidiaries and markets its products in 140 countries. Its main therapeutic products are used to treat diabetes, cardiovascular disease, neuropsychiatric disorders, oncology, and bone and joint diseases. Servier has obtained regulatory approval for over 30 medicines originating from its own research over the past 30 years, and its turnover is increasing approximately 15 percent annually. (More information can be found at http://www.servier.com/.

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s and its strategic partners’ research and development activities, clinical trials and business development plans. Actual results may differ materially, depending on a number of risk factors, including the risks that the drug candidates under development may fail to show adequate efficacy or safety profiles; agreements with Organon and Servier will not result in any commercial products or that any additional milestone payments will be earned by the Company; that the Company may be unable to arrive at additional corporate partnerships with other pharmaceutical companies on acceptable terms and therefore be required to independently fund clinical development of AMPAKINE compounds through the sale of additional equity securities or otherwise; that the Company may be unable to obtain additional capital needed to continue its operations; that competitors may challenge or design around the Company’s patents or develop competing technologies; and that clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s and its strategic partners’ proposed products will require additional research, lengthy and costly clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease.

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